PROSPECTUS

Filed pursuant to Rule 424(b)(3) SEC File No. 333 – 111975

PILGRIM’S PRIDE CORPORATION

$100,000,000

Offer to Exchange

Registered 9¼% Senior Subordinated Notes due 2013

for all outstanding

9¼% Senior Subordinated Notes due 2013, which have not been

registered under the Securities Act of 1933

This prospectus and accompanying letter of transmittal relate to our proposed exchange offer. We are offering to exchange up to $100,000,000 aggregate principal amount of new registered 9¼% senior subordinated notes due 2013, which we call the “new notes,” for any and all outstanding unregistered 9¼% senior subordinated notes due 2013, which we call the “old notes,” issued in a private offering on November 21, 2003, and which have certain transfer restrictions.

In this prospectus we sometimes refer to the old notes and the new notes collectively as the “notes.”

•	The terms of the new notes are substantially identical to the terms of the old notes, except that we have registered the new notes with the Securities and Exchange Commission, which we will refer to as the “SEC.” Because we have registered the new notes, they will not be subject to certain transfer restrictions and will not be entitled to registration rights.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn at any time prior to expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of old notes for new notes should not be a taxable event for United States federal income tax purposes.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

•	The notes will not be listed on a national securities exchange or the Nasdaq Stock Market, Inc.

Please see “Risk Factors” beginning on page 9 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2004.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 66 of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. We are submitting this prospectus to holders of old notes so that they can consider exchanging the old notes for new notes. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room and at the SEC’s regional offices located as follows:

Public Reference Room 450 Fifth Street, N.W. Washington, D.C. 20549	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, unless we update or supercede that information by the information contained in this prospectus or the information we subsequently file that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended September 27, 2003;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended January 3, 2004; and

•	Our Current Reports on Form 8-K dated November 21, 2003, December 8, 2003, January 26, 2004 and January 27, 2004 and on Form 8-K/A filed on January 13, 2004 and January 27, 2004.

We also incorporate by reference any future filings made with the SEC (excluding those filings made under Items 9 or 12 of Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

You may also obtain a copy of our filings with the SEC, other than an exhibit to those filings unless we have specifically incorporated an exhibit by reference therein, at no cost, by writing to or telephoning us as the following address:

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686-0093

Attention: Richard A. Cogdill

(903) 855-1000

To ensure timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than April 7, 2004, which is five days before the exchange offer will expire at 5:00 p.m., New York city time, on April 12, 2004.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “imply,” “intend,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those identified in the “Risk Factors” section of this prospectus and the following:

•	Matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey;

•	Disease outbreaks affecting the production performance and/or marketability of our poultry products;

•	Contamination of our products, which can lead to product liability claims and product recalls;

•	Exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate;

•	Management of our cash resources, particularly in light of our substantial leverage;

•	Restrictions imposed by, and as a result of, our substantial leverage;

•	Currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations;

•	Changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures;

•	Inability to consummate, or effectively integrate, any acquisition, including our recently completed acquisition of ConAgra Foods Inc.’s chicken division, or realize the associated anticipated cost savings and operating synergies; and

•	The impact of uncertainties of litigation as well as other risks described in our filings with the SEC.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus to help you understand the terms of this exchange offer and the new notes. It likely does not contain all the information that is important to you or that you should consider in making a decision to exchange old notes for new notes. To understand all of the terms of this exchange offer and the new notes and to attain a more complete understanding of our business and financial situation, you should carefully read this entire prospectus and the information we have incorporated by reference herein.

Unless the context requires otherwise, the terms “company,” “we,” “our,” “ours” and “us” refer to Pilgrim’s Pride Corporation (also referred to as “Pilgrim’s Pride”). References to “the merger” refer to the merger of PPC Escrow Corp., the issuer of the old notes, with and into Pilgrim’s Pride, which occurred on November 24, 2003. The terms “ConAgra chicken division” and “ConAgra chicken division acquisition” refer to the former chicken business of ConAgra Foods, Inc. (“ConAgra Foods”) and the purchase thereof by Pilgrim’s Pride which occurred on November 23, 2003.

Our Company

We are the second-largest poultry producer in the United States – the second-largest in chicken and the fifth-largest in turkey, the largest chicken company in Puerto Rico and the second-largest chicken company in Mexico. We employ more than 40,000 persons and have major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, California, Iowa, Mississippi, Utah and Wisconsin.

Our products are sold to foodservice, retail and frozen entree customers, and our primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. Through vertical integration, we control the breeding, hatching and growing of chickens and turkeys and the processing, preparation, packaging and sale of our product lines, which we believe has made us one of the highest quality, lowest-cost producers of poultry in North America. We have consistently applied a long-term business strategy of focusing our growth efforts on the higher-value, higher-margin prepared foods products and have become a recognized industry leader in this market segment. Our sales efforts have traditionally been targeted to the foodservice industry, principally chain restaurants and food processors. We have continually made investments to ensure that our prepared foods capabilities remain state-of-the-art and have complemented these investments with a substantial and successful research and development effort.

On November 23, 2003, we acquired the chicken operations of ConAgra Foods, Inc., which we refer to in this prospectus as the “ConAgra chicken division.” Prior to our purchase of the ConAgra chicken division, it was the fourth-largest chicken producer in the United States. It is a fully integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products. At closing, ConAgra Foods received approximately $300.8 million in cash and 25,443,054 shares of our common stock, based upon an estimated adjusted net book value for the ConAgra chicken division of $546.8 million. The purchase price is subject to a cash adjustment to the extent the actual adjusted net book value as of the closing date differs from the estimated amount. This cash portion of the purchase of the ConAgra chicken division was paid in part by the proceeds from the offering of the old notes. The remainder of the cash portion of the purchase price was paid from $100,000,000 we received from our sale of notes to John Hancock Life Insurance Company (and certain of its affiliates and managed accounts) and ING Capital LLC, under our Fourth Amended and Restated Note Purchase Agreement, dated November 18, 2003 and borrowings from our revolving-term borrowing facilities. On August 13, 2003, we completed a public offering of 9 5/8% Senior Notes due 2011, from which we received net proceeds of approximately $101,800,000. The proceeds of this senior notes offering were used to temporarily pay down our revolving-term borrowing facilities, which were then utilized to pay the remainder of the cash portion of the ConAgra chicken division acquisition.

PPC Escrow Corp., a wholly owned unrestricted subsidiary of Pilgrim’s Pride referred to in this prospectus as “PPC Escrow Corp.” or “Escrow Corp.,” was formed for the purpose of offering the old notes. On November 24, 2003, in accordance with the terms of a merger agreement, Escrow Corp. was merged with and into us. As a result of the merger, all of the assets and liabilities of Escrow Corp., including the old notes, became assets and liabilities of Pilgrim’s Pride. As a result, Pilgrim’s Pride will be the issuer of the new notes.

The Exchange Offer

In contemplation of the acquisition and merger described above, on November 21, 2003, Escrow Corp. completed a private offering of $100,000,000 of the old notes. In connection with that offering, Escrow Corp. entered into a registration rights agreement with the initial purchaser of the old notes in which it agreed, among other things, to deliver this prospectus and to use its reasonable best efforts to effect registration of the new notes within 150 days of the effective date of the merger. The obligations of Escrow Corp. under the old notes and the registration rights agreement were assumed by Pilgrim’s Pride upon the consummation of the merger. You are entitled to exchange in this exchange offer old notes that you hold for new notes with substantially identical terms. You should read the discussion under the headings “Prospectus Summary—Summary of the Terms of the New Notes” beginning on page 5 and “Description of Notes” beginning on page 28 for further information regarding the new notes.

•	Subject to customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of old notes being tendered.

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on April 12, 2004, unless we extend the expiration date.

•	You should also carefully review the procedures for tendering the old notes beginning on page 23 of this prospectus.

•	You may withdraw your tenders of old notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

We believe that the new notes that will be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you can make the representations in the fifth paragraph under “The Exchange Offer—Exchange Terms” on page 20 below. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability. You should read the discussion under the headings “Prospectus Summary—Summary of the Terms of the Exchange Offer” beginning on page 3 and “The Exchange Offer” beginning on page 20 for further information regarding this exchange offer and resale of the new notes.

The Exchange Agent

We have appointed The Bank of New York as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

The Bank of New York

Reorganization Unit - 7 East

101 Barclay Street

New York, NY 10286

Attn: Carolle Montreuil - 7E

Tel: (212) 815-5920

Fax: (212) 298-1915

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $100,000,000 principal amount of the old notes for up to $100,000,000 principal amount of the new notes. As of the date of this prospectus, old notes representing $100,000,000 aggregate principal amount are outstanding.

The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The new notes are described in detail under the heading “Description of Notes” beginning on page 28 of this prospectus.

Resale	We believe that you can resell and transfer the new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear below under the heading “The Exchange Offer—Exchange Terms” beginning on page 20. But, our belief is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

A broker-dealer can only resell or transfer the new notes if it will deliver a prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on April 12, 2004 or a later date and time if we extend it.

Withdrawal	You may withdraw the tender of any old notes pursuant to the exchange offer at any time prior to the expiration date. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any old notes not accepted for exchange for any reason without expense to you.

Interest on the Notes	Interest on the new notes will accrue from the date of the original issuance of the old notes or from the date of the last payment of interest on the old notes, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC and that no litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular old notes. See “The Exchange Offer—Conditions of the Exchange Offer” beginning on page 26 of this prospectus.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal, and deliver the letter of transmittal, along with the old notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

• any new notes that you receive will be acquired in the ordinary course of your business,

• you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the new notes,

• you are not our “affiliate,” as defined in Rule 144 of the Securities Act or a broker-dealer tendering old notes acquired directly from us, and

• if you are not a broker-dealer, you will also be representing that you are not engaged in and do not intend to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that, by making this acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” beginning on page 66 of this prospectus.

We will accept for exchange any and all old notes that are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Old Notes for Exchange” beginning on page 22 of this prospectus.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such old notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender your old notes on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery Procedures	If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, then you must surrender your old notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Procedures for Tendering Old Notes” beginning on page 23 of this prospectus.

Registration Rights Agreement	On November 21, 2003, we sold the old notes to the initial purchaser in a transaction that was exempt from the registration requirements of the
Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchaser which grants the holders of the old notes specified exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new notes.

Effect of Not Tendering	Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration under the Securities Act of such old notes. Neither the Delaware General Corporation Act nor the indenture relating to the notes gives you any appraisal or dissenters’ rights or any other right to seek monetary damages in court if you do not participate in the exchange offer.

U.S. Federal Income Tax Considerations	We believe the exchange of old notes for new notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See “Federal Income Tax Consequences” beginning on page 66 of this prospectus.

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	We have appointed The Bank of New York as the exchange agent for the exchange offer. The Bank of New York also serves as the trustee (the “Trustee”) under the indenture for the notes. The mailing address and telephone number of the exchange agent are: The Bank of New York, Reorganization Unit –7 East, 101 Barclay Street, New York, New York 10286, Attention: Carolle Montreuil-7E, Telephone: (212) 815-5920, Facsimile: (212) 298-1915. See “The Exchange Offer—Exchange Agent” beginning on page 27 of this prospectus.

Summary of the Terms of the New Notes

The new notes will be freely tradable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes and the new notes will vote together as a single class under the indenture.

Issuer	Pilgrim’s Pride Corporation, a Delaware corporation.

Securities Offered	$100,000,000 principal amount of 9¼% Senior Subordinated Notes.

Maturity Date	November 15, 2013.

Interest Rate	Interest on the notes will accrue at the rate of 9¼% per annum, payable semi-annually in cash in arrears.

Interest Payment Dates	May 15 and November 15 of each year, commencing on May 15, 2004.

Ranking	The notes will be our unsecured senior subordinated obligations. The notes will rank:

• junior to all of our existing and future senior indebtedness;

• equally with any of our existing and future senior subordinated indebtedness; and

• senior to any other of our future subordinated indebtedness, if any.

Optional Redemption	We will have the right to redeem the notes in whole or in part on or after November 15, 2008, at the redemption prices described in “Description of Notes—Optional Redemption.” In addition, prior to November 15, 2006, we have the option to redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more sales of common equity at the price described in “Description of Notes—Optional Redemption.”

Main Covenants of the Indenture	We will issue the notes under an indenture with The Bank of New York, as trustee. The indenture contains various covenants that will limit our ability and the ability of our subsidiaries to, among other things:

• borrow money;

• incur liens;

• pay dividends;

• make investments;

• use our assets as security in other transactions;

• sell our assets;

• enter into transactions with affiliates;

• merge or consolidate with other companies;

• issue or sell equity interests in subsidiaries; or

• restrict the ability of our subsidiaries to make payments to us.

For more details, see “Description of Notes—Certain Covenants.”

Rights under Registration Rights Agreement	If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the old notes. Please read “Registration Rights” for more information regarding your rights as a holder of old notes.

Trustee and Paying Agent	The Bank of New York

Governing Law	The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

Absence of Trading Market for New Notes	We do not intend to apply for a listing of the new notes on any securities exchange or for quotation on the Nasdaq National Market. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained.

Pilgrim’s Pride Corporation was incorporated in Texas in 1968 and reincorporated in Delaware in 1986. It is the successor to a partnership founded in 1946 as a retail feed store. Our principal executive offices are located at 110 South Texas Street, Pittsburg, Texas 75686 and our telephone number is (903) 855-1000.

Summary Historical and Pro Forma Consolidated Financial Data

The following table sets forth our historical summary consolidated financial information for each of the fiscal years in the five year period ending September 27, 2003 and unaudited pro forma summary consolidated financial information for the fiscal year ending September 27, 2003. The unaudited pro forma financial information is based on our historical consolidated financial statements and the historical combined financial statements of the ConAgra chicken division. The unaudited pro forma financial data reflects the acquisition of the ConAgra chicken division, which occurred on November 23, 2003, and the issuance of the old notes, which were issued by us on November 21, 2003 to partially finance the acquisition, as well as other debt financing used to fund the acquisition and the common stock issued to ConAgra Foods to complete the acquisition. The assumptions and adjustments are described in the notes to the unaudited pro forma financial data included in our Current Report on Form 8-K/A filed with the SEC on January 13, 2004, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of the ConAgra chicken division based on preliminary estimates of their respective fair values.

Based on the estimated closing balance sheet delivered prior to closing, and our common stock data through five days prior to closing, the acquisition was preliminarily valued at approximately $665.8 million. This was funded by (1) $100 million of 9 1/4% senior subordinated notes due 2013, issued on November 21, 2003, (2) $100 million of 9 5/8% senior unsecured notes due 2011, issued August 18, 2003 with net proceeds of $101.5 million, which were used to pay down existing borrowings under our revolving/term credit facility pending the closing of the acquisition and as a result at closing the amount was re-borrowed from our revolving/term credit facility, (3) $100 million of secured notes sold to an insurance company, which have an interest rate equal to LIBOR plus 2.2075%, $80 million of which is due in 2013 and $20 million of which is due in 2010 and (4) the issuance of 25,443,054 shares of our common stock valued at $14.05 per share, the closing price of our common stock on November 17, 2003, the day on which final stock consideration was determined, less costs associated with the issuance of the equity. In addition, we assumed certain long-term debt and paid transaction costs.

The final purchase price is subject to adjustment based on determination of the final adjusted net book value of the assets purchased, which is expected to occur in the third or fourth quarter of fiscal 2004. Based on the preliminary closing balance sheet, it appears that the consideration paid at closing could be as much as $47 million in excess of the final amount due to ConAgra, which will be determined based on an audit of the preliminary closing balance sheet, which is expected to be completed in the third fiscal quarter of 2004. This amount has been classified as “Other Assets” pending resolution of the final purchase price. If, subsequent to this audit, Pilgrim’s Pride and ConAgra cannot agree on the purchase price, the determination of the purchase price will be submitted to binding arbitration. Accordingly, no assurances can be given that the purchase price will be reduced by $47 million or at all. According to the purchase agreement, any amounts owed in connection with this final determination of value will also include interest at the rate of 7.5% per annum from November 23, 2003 until the date paid.

Our unaudited pro forma financial data should be read in conjunction with our historical consolidated financial statements and the historical combined financial statements of the ConAgra chicken division all previously filed with the SEC. Our unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions listed above had actually been completed as of the date indicated and are not intended to project our financial position or results of operations for any future period.

When you read this summary consolidated financial information, you should also read the historical consolidated financial statements and accompanying notes that we have included in our annual report on Form 10-K for the year ended September 27, 2003 and the pro forma financial data included in our Current Report on Form 8-K/A filed with the SEC on January 13, 2004, which are incorporated herein by reference. You can obtain these reports by following the instructions we provide under “Where You Can Find More Information.”

	Historical
	Fiscal Year Ended
	October 2, 1999(a)	September 30, 2000	September 29, 2001(b)	September 28, 2002	September 27, 2003	Pro Forma September 27, 2003
	(In thousands, except per share data)
Income Statement Data:
Net sales	$1,357,403	$1,499,439	$2,214,712	$2,533,718	$2,619,345	$4,966,009
Cost of sales	1,171,695	1,333,611	2,004,106	2,369,309	2,465,341	4,736,703
Non-recurring recoveries(c)	—	—	(3,344)	(756)	(46,479)	(46,479)

Gross margin	185,708	165,828	213,950	165,165	200,483	275,785
Selling, general and administrative expenses	76,204	85,340	119,408	135,261	136,870	228,252

Operating income(d)	109,504	80,488	94,542	29,904	63,613	47,533
Interest expense, net(e)	17,666	17,779	30,775	32,003	37,981	63,870
Other (income) expense, net(c)(f)	934	(77)	1,906	(4,009)	(37,603)	(37,603)

Income before income taxes	90,904	62,786	61,861	1,910	63,235	21,266
Income tax expense (benefit)	25,651	10,442	20,724	(12,425)	7,199	(8,478)

Net income	65,253	52,344	41,137	14,335	56,036	29,744
Ratio of earnings to fixed charges(g)	4.33x	3.04x	2.13x	— (h)	2.21x	1.24
Per Common Share Data
Net income	$1.58	$1.27	$1.00	$0.35	$1.36	$0.45
Cash dividends	0.045	0.06	0.06	0.06	0.06	0.06
Balance Sheet Data (end of period):
Cash and cash equivalents	$15,703	$28,060	$20,916	$14,913	$16,606	$16,606
Working capital	154,242	124,531	203,350	179,037	211,119	389,587
Total assets	655,762	705,420	1,215,695	1,227,890	1,257,484	2,079,158
Total debt, including current maturities	188,106	169,694	472,341	453,644	418,645	745,424
Total stockholders’ equity	294,259	342,559	380,932	394,324	446,696	804,171

(a)	Fiscal 1999 includes 53 weeks.

(b)	The Company acquired WLR Foods, Inc. on January 27, 2001 for $239.5 million and the assumption of $45.5 million of indebtedness. The acquisition has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.

(c)	The following table presents the breakdown of amounts received related to recoveries of avian influenza federal compensation and the vitamin and the methionine litigation settlements between non-recurring recoveries and miscellaneous, net (which is included in other (income) expense, net). Generally, amounts recovered related to the operations of WLR Foods, Inc. prior to its acquisition by the Company are included in miscellaneous, net.

	Fiscal Year Ended September 28, 2002			Fiscal Year Ended September 27, 2003
	Non-Recurring	Miscellaneous Net	Total	Non-Recurring	Miscellaneous Net	Total
Avian Influenza	$—	$—	$—	$26.6	$—	$26.6
Vitamin	0.8	4.3	5.1	1.6	23.5	25.1
Methionine	—	—	—	18.3	12.5	30.8

Total	$0.8	$4.3	$5.1	$46.5	$36.0	$82.5

(d)	Before considering the recoveries described in note (c) above, we estimate that the March 2002 outbreak of avian influenza negatively impacted our operating income by approximately $26.0 million in fiscal 2002 and by approximately $7.3 million in fiscal 2003. Additionally, we estimate that due to the October 2002 recall of cooked deli meat products produced at one of our facilities, our operating income was negatively affected by approximately $65 to $70 million in fiscal 2003.

(e)	Interest expense, net, consists of interest expense less interest income.

(f)	Includes foreign exchange (gain) loss of approximately $(0.1) million, $(0.2) million, $0.1 million, $1.5 million and $(0.4) million in the fiscal years 1999, 2000, 2001, 2002 and 2003, respectively.

(g)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be representative of interest.

(h)	Earnings were insufficient to cover fixed charges by $4.1 million.

RISK FACTORS

In considering whether to exchange your old notes for new notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus.

Risk Factors Relating to the Exchange Offer

Failure to Exchange the Notes—If you fail to exchange your old notes, the existing transfer restrictions will remain in effect and the market value of your old notes may be adversely affected because they may be more difficult to sell.

If you do not exchange your old notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes.

The tender of old notes under the exchange offer will reduce the aggregate principal amount of the old notes. This may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold due to a reduction in liquidity.

Risks Relating to Our Business

Cyclicality and Commodity Prices—Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients, chicken and turkey.

Profitability in the chicken and turkey industries is materially affected by the commodity prices of feed ingredients, chicken and turkey, which are determined by supply and demand factors. As a result, the chicken and turkey industries are subject to cyclical earnings fluctuations.

The production of feed ingredients is positively or negatively affected primarily by weather patterns throughout the world, the global level of supply inventories and demand for feed ingredients, and the agricultural policies of the United States and foreign governments. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A sudden and significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry’s and our ability to obtain feed ingredients, grow chickens and turkeys or deliver products.

High feed ingredient prices have had a material adverse effect on our operating results in the past. We periodically seek, to the extent available, to enter into advance purchase commitments or financial hedging contracts for the purchase of feed ingredients in an effort to manage our feed ingredient costs. The use of such instruments may not be successful.

Contamination of Products—If our poultry products become contaminated, we may be subject to product liability claims and product recalls.

Poultry products may be subject to contamination by disease producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E coli. These pathogens are generally found in the environment and, as a result, there is a risk that they, as a result of food processing, could be present in our processed poultry products. These pathogens can also be introduced as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, but may not be eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling once the product has been shipped. Illness and death may result if the pathogens are not eliminated at the further processing, foodservice or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and prospects.

In October 2002, one product sample produced in our Franconia, Pennsylvania facility that had not been shipped to customers tested positive for Listeria. We later received information from the USDA suggesting environmental samples taken at the facility had tested positive for both the strain of Listeria identified in the product and a strain having characteristics similar to those of the strain identified in a Northeastern Listeria outbreak. As a result, we voluntarily recalled all cooked deli products produced at the plant from May 1, 2002 through October 11, 2002. No illnesses associated with the Listeria strain in a Northeastern outbreak have been linked to any of our products and none of our products have tested positive for the outbreak strain. We carried insurance designed to cover the direct recall related expenses and certain aspects of the related business interruption caused by the recall, and subject to our insurer’s reservation of rights, we received a $4.0 million advance payment on December 5, 2002 and a $12.0 million advance payment on February 17, 2004 from our insurer with respect to the product recall claim. As of February 28, 2004, we had recorded $10.5 million as a receivable, net of the deductible amount of $0.5 million and the $16.0 million advance payments from our insurer, in recall related expenses, which we believe to be due from our insurer. We estimate that the sales in our turkey division were negatively affected by approximately $82.0 million and $25.0 million during fiscal 2003 and for the first fiscal quarter of 2004, respectively. For those same periods operating margins were negatively affected by approximately $65.0 to $70.0 million and $10.0 to $15.0 million, respectively. As a result of these losses, our claim for business interruption and certain product re-establishment costs amounts to approximately $74.0 million for the period from the date of the recall through October 11, 2003, the 1-year anniversary of the recall and the insurance policy time limitation period for business interruption loss recovery. Aggregating the direct recall expense claim with the anticipated business interruption and product re-establishment costs, our total claim is expected to be approximately $100 million, although our policy limit is $50 million, $16.0 million of which had been received as of February 17, 2004 and $10.5 million of which continues to be recorded as a receivable from our insurer.

On February 24, 2004, we filed suit against our insurer, Ace American Insurance Company, in the District Court of the State of Texas for Dallas County seeking judgment for the remaining $34.0 million owing under the policy, consequential and punitive damages, costs and interest. Although we expect that our insurer may file a counterclaim against us alleging, among other things, that some or all of our losses were not covered by the policy, we believe we will recover the remaining amounts owed to us by our insurer under the policy. However, no assurances can be given that we will recover such amounts.

Regardless of the outcome of this litigation, the continuing effects of the recall on our business will not be covered by insurance. This impact is estimated to continue until the sales of prepared foods turkey products from our Franconia, Pennsylvania plant have been reestablished in the market to pre-recall levels, which we currently project to be in the second half of fiscal 2004. In July 2003, we took steps to reduce our turkey production levels by approximately 15%, which began to take effect early fiscal 2004, and in December 2003, we took additional steps to reduce our turkey production levels by another approximately 15%, which will begin to take effect in June of fiscal 2004. Both of these cutbacks were implemented to reduce the product subject to commodity sales markets and to mitigate future losses. By the summer of 2004, we will have reduced our live turkey production by a total of approximately 30% from 2002 plan levels. These cutbacks will reduce both commodity sales and operating expenses. After the effect of the reductions in our turkey production described above, we estimate that the continuing effects of the recall will have a negative impact on our operating margins of $20.0 to $25.0 million during the first six-months of fiscal 2004.

Livestock and Poultry Disease—Outbreaks of livestock diseases in general, and poultry disease in particular, can significantly restrict our ability to conduct our operations.

We take all reasonable precautions to ensure that our flocks are healthy and that our processing plants and other facilities operate in a sanitary and environmentally sound manner. However, events beyond our control, such as the outbreak of disease, could significantly restrict our ability to conduct our operations. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh chicken, turkey or other products to or from our suppliers, facilities or customers, or require us to destroy one or more of our flocks. This could result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our ability to market our products successfully and on our business, reputation and prospects.

An outbreak of low-pathogenic avian influenza, a disease contagious to turkey, chicken and other birds, had a material adverse effect on our fiscal 2002 and the first six months of fiscal 2003 operating results. Additionally, there have recently been outbreaks of avian influenza identified in the Northeastern United States and Texas. Although as of the date of this prospectus avian influenza has not been identified in any of our flocks, a number of countries have banned imports of live poultry and/or poultry products from Delaware, Pennsylvania, Texas and in some cases, the entire United States. There can be no assurance that these recent outbreaks or any future poultry disease outbreaks will not have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

Product Liability—Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by federal and state regulators.

The packaging, marketing and distribution of food products entails an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We could be required to recall certain of our products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

We recently recalled all cooked deli products produced at one of our facilities from May 1, 2002 through October 11, 2002. In connection with this recall, we were recently named as a defendant in five lawsuits brought by individuals alleging injuries resulting from contracting listeria monocytogenes. There can be no assurance that any litigation or reputational injury associated with this or any future product recalls will not have a material adverse effect on our ability to market our products successfully and on our business, reputation, prospects, financial condition and results of operations.

Insurance—We are exposed to risks relating to product liability, product recalls, property damage and injuries to persons for which insurance coverage is expensive, limited and potentially inadequate.

Our business operations entail a number of risks, including risks relating to product liability claims, product recalls, property damage and injuries to persons. We currently maintain insurance with respect to certain of these risks, including product liability insurance, property insurance, workers compensation insurance and general liability insurance, but in many cases such insurance is expensive, difficult to obtain and no assurance can be given that such insurance can be maintained in the future on acceptable terms, or in sufficient amounts to protect us against losses due to any such events, or at all. Moreover, even though our insurance coverage may be designed to protect us from losses attributable to certain events, it may not adequately protect us from liability and expenses we incur in connection with such events. For example, we expect losses attributable to our October 2002 recall of cooked deli-products produced at one of our facilities to significantly exceed available insurance coverage, and we have recently filed a lawsuit against our insurer seeking recovery of the remaining amounts owing under the policy, as described above. Additionally, in the past one of our insurers encountered financial difficulties and was unable to fulfill its obligations under one of our insurance policies and one of our insurers contested coverage with respect to a claim forcing us to litigate the issue of coverage.

Although we have maintained product recall insurance in recent periods, in 2003 the availability of this type of insurance to the food industry has been limited and at times not available. On November 7, 2003, we obtained such insurance coverage for certain recall related risks, although the deductible for such coverage has been increased to $10.0 million.

Significant Competition—Competition in the chicken and turkey industries with other vertically integrated poultry companies, especially companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

The chicken and turkey industries are highly competitive. Some of our competitors have greater financial and marketing resources than us. In both the United States and Mexico, we primarily compete with other vertically integrated poultry companies.

In general, the competitive factors in the U.S. poultry industry include:

•	Price;

•	Product quality;

•	Brand identification;

•	Breadth of product line; and

•	Customer service.

Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, we believe that competition is based on product quality, brand awareness and customer service. Further, there is some competition with non-vertically integrated further processors in the U.S. prepared food business.

In Mexico, where product differentiation has traditionally been limited, product quality and price have been the most critical competitive factors. Additionally, the North American Free Trade Agreement, which went into effect on January 1, 1994, required annual reductions in tariffs for chicken and chicken products in order to eliminate those tariffs by January 1, 2003. On November 21, 2002, the Mexican Secretariat of the Economy announced that it would initiate an investigation to determine whether a temporary safeguard action was warranted to protect the domestic poultry industry when import tariffs on poultry were eliminated in January 2003. In July 2003, the United States and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the United States. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff rate was reduced on January 1, 2004 and will be reduced in each of the following four years in five equal increments so that the final tariff rate at January 1, 2008 will be zero. As those tariffs are reduced, increased competition from chicken imported into Mexico from the United States may have a material adverse effect on the Mexican chicken industry in general, and on our Mexican operations in particular.

Integration of ConAgra Chicken Division—There can be no assurance that the ConAgra chicken division can be combined successfully with our business.

In evaluating the terms of our acquisition of the ConAgra chicken division, we analyzed the respective businesses of Pilgrim’s Pride and the ConAgra chicken division and made certain assumptions concerning their respective future operations. A principal assumption was that the acquisition will produce operating results better than those historically experienced or presently expected to be experienced in the future by us in the absence of the acquisition. There can be no assurance, however, that this assumption is correct or that the businesses of Pilgrim’s Pride and the ConAgra chicken division will be successfully integrated in a timely manner.

Synergies of ConAgra Chicken Division—We may not achieve cost savings and enhanced growth from the acquisition if we do not successfully integrate the ConAgra chicken division operation.

We purchased the ConAgra chicken division with the expectation that the acquisition will result in beneficial synergies, such as cost savings and enhanced growth. Any success in realizing these benefits and the timing of this realization, if any, depend upon the successful integration of the operations of the ConAgra chicken division into Pilgrim’s Pride, and upon general and industry-specific economic factors. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	Transitioning and preserving the ConAgra chicken division’s customer, contractor, supplier and other important third party relationships;

•	Integrating corporate and administrative infrastructures;

•	Coordinating sales and marketing functions;

•	Minimizing the diversion of management’s attention from ongoing business concerns;

•	Coordinating geographically separate organizations; and

•	Retaining key employees.

Even if Pilgrim’s Pride and the ConAgra chicken division are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved.

Assumption of Unknown Liabilities—Liabilities of the ConAgra chicken division may harm our financial condition and operating results.

We assumed all of the liabilities of the ConAgra chicken division, including liabilities that may be unknown. We negotiated and obtained from ConAgra Foods certain representations and warranties concerning contingent liabilities and other obligations of the entities holding the ConAgra chicken division assets to reduce the risk that we will bear such subsidiaries’ liability for unknown liabilities. ConAgra Foods also agreed to indemnify us for breaches of representations and warranties concerning the pre-closing operations of the ConAgra chicken division and for certain liabilities of the entities holding the ConAgra chicken division assets. Certain of ConAgra Foods’ indemnification obligations are subject to a cap in the aggregate amount of $200 million. Nevertheless, ConAgra Foods’ indemnification obligations are generally subject to a $30 million deductible, and there may be circumstances in which ConAgra Foods’ indemnification obligations do not provide us protection from contingent or other obligations of the entities holding the ConAgra chicken division assets, or other pre-closing liabilities of the ConAgra chicken division.

Potential Acquisitions—We may pursue additional opportunities to acquire complementary businesses, which could increase leverage and debt service requirements and could adversely affect our financial situation if we fail to successfully integrate the acquired business.

We intend to continue to pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	Diversion of management’s attention;

•	The need to integrate acquired operations;

•	Potential loss of key employees and customers of the acquired companies;

•	Lack of experience in operating in the geographical market of the acquired business; and

•	An increase in our expenses and working capital requirements.

Any of these and other factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions.

Foreign Operations Risks—Our foreign operations pose special risks to our business and operations.

We have substantial operations and assets located in Mexico. Foreign operations are subject to a number of special risks, including among others:

•	Currency exchange rate fluctuations;

•	Trade barriers;

•	Exchange controls;

•	Expropriation; and

•	Changes in laws and policies, including those governing foreign-owned operations.

Currency exchange rate fluctuations have adversely affected us in the past. Exchange rate fluctuations or one or more other risks may have a material adverse effect on our business or operations in the future.

Our operations in Mexico are conducted through subsidiaries organized under the laws of Mexico. We may rely in part on intercompany loans and distributions from our subsidiaries to meet our obligations. Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims. Additionally, the ability of our Mexican subsidiaries to make payments and distributions to us will be subject to, among other things, Mexican law. In the past, these laws have not had a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions. However, laws such as these may have a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions in the future.

Government Regulation—Regulation, present and future, is a constant factor affecting our business.

The chicken and turkey industries are subject to federal, state and local governmental regulation, including in the health and environmental areas. We anticipate increased regulation by various agencies concerning food safety, the use of medication in feed formulations and the disposal of poultry by-products and wastewater discharges. Unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations may materially affect our business or operations in the future.

Control of Voting Stock—Voting control over Pilgrim’s Pride is maintained by Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim.

Through a number of family trusts and limited partnerships, Lonnie “Bo” Pilgrim and his son Lonnie Ken Pilgrim presently have voting control of 61.115% of the voting power of our outstanding common stock. They are therefore in a position to control the outcome of all actions requiring stockholder approval, including the election of directors. This ensures their ability to control the future direction and management of Pilgrim’s Pride. If Lonnie “Bo” Pilgrim and certain members of his family cease to own at least a majority of the voting power of the outstanding common stock, it will constitute an event of default under certain agreements relating to our indebtedness.

Risks Associated with Tax Status—Potential payment of deferred taxes may affect our cash flow.

Before July 2, 1988, we used the cash method of accounting for income tax purposes. Pursuant to changes in the laws enacted by the Revenue Act of 1987, we were required to change our method of accounting for federal income tax purposes from the cash method to the accrual method. As a consequence of this change in our accounting method, we were permitted to create a “suspense account” in the amount of approximately $89.7 million. This account represents deferred income arising from our prior use of the cash method of accounting.

Beginning in fiscal 1998, we are generally required to include 1/20th of the amount in the suspense account, or approximately $4.5 million, in taxable income each year for the next 20 years. As of September 27, 2003, approximately $59.5 million remained to be included in our taxable income in future years. However, the full amount must be included in taxable income in any year that Pilgrim’s Pride ceases to be a “family corporation.” We will cease to be a “family corporation” if Lonnie “Bo” Pilgrim’s family ceases to own at least 50% of the total combined voting power of all classes of stock entitled to vote. If that occurs, we would be required to recognize the balance of the suspense account in taxable income.

Currently there exists no plan or intention on the part of Lonnie “Bo” Pilgrim’s family to transfer enough Pilgrim’s Pride stock so that we cease to qualify as a family corporation. However, this may happen, and the suspense account might be required to be included in our taxable income.

Deferred Taxes—Potential accrual of deferred taxes may affect our net income and cash flow.

We have not provided any deferred income taxes on the undistributed earnings of our Mexico subsidiaries based upon the determination that such earnings will be indefinitely reinvested. As of September 27, 2003, the cumulative undistributed earnings of these subsidiaries were approximately $195.5 million. If these earnings were not considered indefinitely reinvested, deferred U.S. and foreign income taxes would have been provided, after consideration of estimated foreign tax credits. However, determination of the amount of deferred federal and foreign income taxes is not practical.

Risks Relating to the Notes

Substantial Leverage—Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We presently have, and expect to continue to have, a substantial amount of indebtedness. Our substantial indebtedness could adversely affect our financial condition, which could have important consequences to you. For example, it could:

•	Make it more difficult for us to satisfy our obligations under our indebtedness, including our debt securities;

•	Increase our vulnerability to general adverse economic conditions;

•	Limit our ability to obtain necessary financing and to fund future working capital, capital expenditures and other general corporate requirements;

•	Require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and for other general corporate purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	Place us at a competitive disadvantage compared to our competitors that have less debt;

•	Limit our ability to pursue acquisitions and sell assets;

•	Make us vulnerable to increases in interest rates because a substantial portion of our borrowings are at variable interest rates; and

•	Limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default or require redemption of indebtedness. Either of these events could have a material adverse effect on us.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future, which is dependent on various factors. These factors include the commodity prices of feed ingredients, chicken and turkey, and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Additional Borrowings Available—Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing the notes do not fully prohibit us from incurring significant additional indebtedness in the future. If additional debt is added to our current debt levels, the related risks that we now face could intensify.

Limitations on Change of Control—We may not have the ability to raise the funds necessary to finance a change of control offer.

Upon the occurrence of certain specified change of control events, we will be required to offer to purchase the notes and our senior notes, plus accrued and unpaid interest, if any, to the date of purchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price of the outstanding notes and senior notes, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. In addition, we may be required to refinance or obtain the consent of our lenders under our revolving and term senior credit facilities to purchase the notes and senior notes. If we do not obtain such consents or repay such borrowings, we would be prohibited from purchasing any notes or senior notes. In such case, our failure to purchase tendered notes and senior notes would constitute a default under the indenture governing the notes and senior notes, which, in turn, would constitute a default under our revolving and term credit facilities. For more information on our requirements to redeem the notes upon the occurrence of a change of control, see “Description of Notes.”

Subordination of Notes—The notes will be junior in right of payment to our senior indebtedness, including the senior notes, and any subsidiary guarantees of the notes will be junior in right of payment to any senior indebtedness of such subsidiaries.

The notes will be contractually junior in right of payment to all of our senior indebtedness, and the subsidiary guarantees, if any, will be contractually junior in right of payment to all senior indebtedness of such subsidiaries. As of January 3, 2004, the amount of our and our subsidiaries’ senior indebtedness was approximately $624.6 million. The notes will not be secured by our assets or the assets of our subsidiaries, and our subsidiaries will not initially guarantee the notes. See “Description of Notes.”

We may not pay principal, premium, if any, interest or other amounts on the notes in the event of a payment default in respect of certain senior indebtedness, unless that indebtedness has been paid in full or the default has been cured or waived. In addition, if certain other defaults regarding certain senior indebtedness occur, we may be prohibited from paying any amount on the notes and our subsidiaries may be prohibited from paying any amount on the subsidiary guarantees, if any, for a designated period of time. If we are, or any of the subsidiary guarantors, if any, is, declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay our creditors who are holders of senior indebtedness in full before we apply any of our assets to pay amounts owing with respect to the subordinated notes. Accordingly, we may not have enough assets remaining after payments to holders of our senior indebtedness to make any payments on the notes.

Effective Subordination of Notes—The notes effectively will also be junior in right of payment to some other liabilities.

The notes are also junior in right of payment as to liabilities of our subsidiaries that do not guarantee the notes, to the extent of the assets of those subsidiaries. As of January 3, 2004, the amount of our senior indebtedness and the liabilities of our subsidiaries was approximately $646.6 million. The notes will not be secured by our assets or the assets of our subsidiaries, and our subsidiaries will not initially guarantee the notes. See “Description of Notes.”

Absence of Trading Market—There may be no active trading market for the notes.

There is no established trading market for the new notes, and the new notes will not be listed on any securities exchange. An active market for the new notes may not develop or continue for any period of time. Even if a market for the new notes does develop, there may not be liquidity in that market, or the new notes might trade for less than their original value or face amount. If an active public market does not develop, the market price and liquidity of the new notes may be adversely affected. Further, beneficial interests in any old notes that are not exchanged for new notes will continue to be subject to transfer restrictions. Please read “Transfer Restrictions on the Old Notes” in this prospectus.

Even if a market for the new notes develops, trading prices could be higher or lower than the initial offering price of the old notes. The prices of the new notes will depend on many factors, including:

•	Prevailing interest rates;

•	The markets for similar securities;

•	General economic conditions; and

•	Our financial condition, historical financial performance and future prospects.

Transfer Restrictions—The old notes are subject to restrictions on transfer.

The old notes have not been registered under the Securities Act or any state securities laws. Absent registration, the old notes may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and applicable state securities laws. Although this prospectus is a part of a registration statement filed with the SEC, we cannot assure you that a registration statement will become or remain effective.

Fraudulent transfer statutes may limit rights to receive payment on the notes.

Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	Void all or a portion of the obligations under the notes or any subsidiary guarantee;

•	Subordinate the obligations under the notes or any subsidiary guarantee to our or our subsidiaries’ other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes or any subsidiary guarantee; and

•	Take other action detrimental to you, including, in some circumstances, invalidating the notes or any subsidiary guarantee.

If a court were to take any of these actions, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time we or a subsidiary guarantor incurred indebtedness evidenced by the notes or a subsidiary guarantee, we or any subsidiary guarantor:

•	Issued the notes or a subsidiary guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	We or a subsidiary guarantor received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes or subsidiary guarantee and we or a subsidiary guarantor:

(1)	were insolvent or were rendered insolvent by reason of the issuance of the notes or subsidiary guarantee;

(2)	were engaged, or about to engage, in a business or transaction for which our assets or the assets of a guarantor were unreasonably small; or

(3)	intended to incur, or believed (or should have believed) that debts beyond our or its ability to pay as such debts mature would be incurred (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

Different jurisdictions define “insolvency” differently. However, we or a subsidiary guarantor generally would be considered insolvent at the time we or it incurred the indebtedness constituting the notes or any subsidiary guarantee if (1) the fair market value (or fair saleable value) of our assets or the assets of a subsidiary guarantor is less than the amount required to pay our or its total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or mature or (2) we or any subsidiary guarantor were incurring debts beyond our or its ability to pay as those debts mature. There can be no assurance as to what standard a court would apply in order to determine whether we or any subsidiary guarantor were “insolvent” as of the date the notes or any subsidiary guarantee were issued, and there can be no assurance that, regardless of the method of valuation, a court would not determine that we or any subsidiary guarantor were insolvent on that date, or that a court would not determine, regardless of whether we or any subsidiary guarantor were insolvent on the date the notes or any subsidiary guarantee were issued, that payments under the notes or any subsidiary guarantee constituted fraudulent transfers on another ground.

PRIVATE PLACEMENT

Escrow Corp. issued $100 million principal amount of the old notes on November 21, 2003 to the initial purchaser of those notes and received net proceeds of $97.75 million after deducting the initial purchaser’s discounts. The old notes were issued to the initial purchaser in transactions exempt from or not subject to registration under the Securities Act. The initial purchaser then offered and resold the old notes to qualified institutional buyers and non-U.S. persons at a price equal to 100% of the principal amount thereof. We used the net proceeds from the offering of old notes to finance a portion of the purchase price of the ConAgra chicken division acquisition, which was completed on November 23, 2003.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to SEC rules:

	Year Ended
	September 27, 2003	September 28, 2002	September 28, 2001	September 29, 2000	October 2, 1999	Quarter Ended January 3, 2004
Ratio of earnings to fixed charges(1)	2.21	(2)	2.13	3.04	4.33	2.15

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be representative of interest.

(2)	Earnings were insufficient to cover fixed charges by $4,104,000.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented.

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of January 3, 2004. You should read this table in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” and our consolidated financial statements and the notes that accompany those financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 3, 2004.

As of January 3, 2004(a)
(in millions)
Cash and cash equivalents	$98.1
Debt (including current maturities):
Revolving credit facilities	—
Revolving/term borrowing facility maturing in 2007	42.7
Revolving/term borrowing facility maturing in 2010	104.3
Notes payable to insurance company maturing in 2010	20.0
Notes payable to insurance company maturing in 2012	57.9
Notes payable to insurance company maturing in 2013	80.0
9 5/8% Senior Notes due 2011	303.3
Industrial revenue bonds	15.9
Other debt	1.6
9¼% Senior Subordinated Notes due 2013	100.0

Total debt	$725.7

Stockholders’ equity:
Common stock (b)	0.7
Additional paid-in capital	431.7
Retained earnings	377.5
Less: Treasury stock	(1.5)

Total stockholders’ equity	$808.4

Total capitalization	$1,534.1

(a)	Does not include any amounts available under our Receivables Purchase Agreement, under which we sell, on a revolving basis, certain of our trade receivables (“Pooled Receivables”) to a special purpose corporation wholly-owned by us, which in turn sells a percentage ownership interest to third parties. On July 18, 2003 we extended and amended the existing Receivables Purchase Agreement to sell accounts receivable. The amended agreement increased the availability under this facility to $125.0 million from $60 million of accounts receivable and expires in June 2008. As of the fiscal month ended January 3, 2004, we had sold $58.5 million of our Pooled Receivables and $34.7 million additional Pooled Receivables were available for sale subject to the terms and conditions thereof.

(b)	The reclassification of our Class A Common Stock and Class B Common Stock, which became effective on November 23, 2003, had no effect on our capitalization.

THE EXCHANGE OFFER

Exchange Terms

The old notes were sold to the initial purchaser on November 21, 2003 pursuant to a purchase agreement. The initial purchaser subsequently sold the private notes to qualified institutional buyers (“QIB”), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

As a condition to the initial sale of the old notes we entered into a registration rights agreement with the initial purchaser. Pursuant to the registration rights agreement, we must:

•	file with the SEC by January 23, 2004, a registration statement under the Securities Act with respect to the new notes, and

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before April 22, 2004.

We have agreed to issue and exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Old notes in an aggregate principal amount of $100,000,000 are currently issued and outstanding. The maximum aggregate principal amount of new notes that will be issued in exchange for old notes is $100,000,000. The terms of the new notes and the old notes are substantially the same in all material respects, except that the new notes will be freely transferable by the holders except as provided in this prospectus. See “Description of Notes” beginning on page 28.

The old notes and the new notes bear interest at a rate of 9¼% per year, payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2004. Holders of new notes will receive interest from the date of the original issuance of the old notes or from the date of the last payment of interest on the old notes, whichever is later. Holders of new notes will not receive any interest on old notes tendered and accepted for exchange. In order to exchange your old notes for transferable new notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

•	you are not our “affiliate” as defined in Rule 144 of the Securities Act, or a broker-dealer tendering old notes acquired directly from us; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date of the exchange offer.

If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “The Exchange Offer—Transfer Taxes” beginning on page 27.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” beginning on page 66 for more details regarding the transfer of new notes.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing old notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on April 12, 2004 (the “expiration date”), unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of old notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “The Exchange Offer—Conditions of the Exchange Offer” beginning on page 26 exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all old notes tendered in the exchange offer, subject to your right to withdraw your tendered old notes as described under “The Exchange Offer—Withdrawal of Tenders” beginning on page 26.

Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes who have validly tendered their old notes.

Resale of New Notes

Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring new notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

•	you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not our “affiliate” within the meaning of Rule 144 under the Securities Act.

However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities Act.

Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” beginning on page 66 for more details regarding the transfer of new notes.

Acceptance of Old Notes for Exchange

We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under “The Exchange Offer—Conditions of the Exchange Offer.” We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in minimum denominations equal to $1,000 or integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any old notes not theretofore accepted for exchange, if any of the conditions set forth below under “The Exchange Offer—Conditions of the Exchange Offer” beginning on page 26 have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of old notes accepted for exchange after the exchange agent receives the new notes.

If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under “The Exchange Offer—Expiration Date; Extensions; Termination; Amendments” beginning on page 21, “The Exchange Offer—Conditions of the Exchange Offer” beginning on page 26 and “The Exchange Offer—Withdrawal of Tenders” beginning on page 26, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “The Exchange Offer—Procedures for Tendering Old Notes” beginning on page 23, such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under Special Delivery Instructions in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in “The Exchange Offer—Transfer Taxes” beginning on page 27 or in the Instructions to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust. The exchange agent and The Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form. For a holder to validly tender old notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and Old Notes Should be Sent Only to the Exchange Agent, and not to Us or to Any Book-Entry Transfer Facility.

The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering old notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of old notes will be accepted.

Signature Guarantee. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes, or if any old notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the Special Issuance Instructions nor the Special Delivery Instructions box on the letter of transmittal has been completed, or

•	the old notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion program or the Stock Exchange Medallion program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one the address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery. If you wish to tender your old notes and:

(1)	certificates representing your old notes are not lost but are not immediately available,

(2)	time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3)	the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a)	set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

(b)	state that the tender is being made thereby;

(c)	guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d)	the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Other Matters. New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your old notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of old notes. Our determination will be final and binding on all parties. Alternatively, conditional or contingent tenders of old notes will not be considered. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. We will not consider the tender of old notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “The Exchange Offer—Exchange Agent” on page 27, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn, and

•	identify the old notes to be withdrawn, including the principal amount of the old notes.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “The Exchange Offer—Procedures for Tendering Old Notes” beginning on page 23 at any time on or prior to the expiration date.

Conditions of the Exchange Offer

We may terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of old notes so tendered if, on or prior to the expiration date of the exchange offer, we determine that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or that any litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

Transfer Taxes

We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

•	delivery of the new notes and/or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

•	tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order, the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes.

Consequences of Failing to Exchange

If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the old notes:

•	as set forth in the legend printed on the bonds as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the memorandum distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the new notes.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

The Bank of New York

Reorganization Unit - 7 East

101 Barclay Street

New York, NY 10286

Attn: Carolle Montreuil - 7E

Tel: (212) 815-5920

Fax: (212) 298-1915

DESCRIPTION OF NOTES

The old notes were issued by Escrow Corp. under an indenture between itself and The Bank of New York, as trustee (the “Indenture”), in a private transaction that was not subject to the registration requirements of the Securities Act. Escrow Corp. was merged with and into Pilgrim’s Pride on November 24, 2003, at which time we assumed all obligations of Escrow Corp. under the notes, the Indenture and the registration rights agreement. In this description, the words “we,” “us,” “our” and the “Company” refers only to Escrow Corp. before the merger and to Pilgrim’s Pride after the merger. In addition, in this description, the term “Holder” refers to the record holder of any note. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture and the registration rights agreement. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement are exhibits to the registration statement of which this prospectus is a part and are also available as set forth in “Where You Can Find More Information.”

Brief Description of the Notes

The notes:

•	are general senior subordinated unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and all Guarantors that do not expressly provide that they rank equally with or junior to the notes;

•	are effectively subordinated in right of payment to all liabilities (including trade payables) of our Subsidiaries (other than Domestic Restricted Subsidiaries that become Guarantors); and

•	will be senior in right of payment to any future subordinated Indebtedness of the Company that expressly provides that it ranks junior to the notes.

Pilgrim’s Pride conducts all of its business in Mexico through its Subsidiaries that are organized under the laws of Mexico. Those Subsidiaries will not guarantee the obligations under the notes. Pilgrim’s Pride’s Mexican Subsidiaries generated approximately $16.3 million of our operating income and held identifiable assets of approximately $263.5 million as of September 27, 2003.

Principal, Maturity and Interest; Additional Notes

The Company issued $100 million aggregate principal amount of old notes of in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2013. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” we are entitled, without the consent of the Holders, to issue additional notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby in an unlimited aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued. Interest on the notes will accrue at the rate of 9¼% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2004. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments and Additional Interest payments, if any, by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Indenture requires that each Domestic Restricted Subsidiary (other than any Securitization Subsidiary that has entered into or established a Permitted Securitization Program) that incurs any Indebtedness (other than intercompany Indebtedness and Intercompany Bonds between or among such Domestic Restricted Subsidiary and the Company or any of its Restricted Subsidiaries) which is pari passu with or subordinate in right of payment to the notes to guarantee the obligations of the Company under the notes (including the payment of principal, premium, if any, and interest on the notes) by entering into a supplemental indenture with the Company and the Trustee (each such Domestic Restricted Subsidiary and any other Restricted Subsidiary that guarantees the notes in accordance with the Indenture being referred to herein as a “Guarantor”). The Indenture provides that any such Domestic Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee within 10 business days of the date on which it acquired, created or incurred such Indebtedness.

Any Guarantors will be jointly and severally liable with respect to the Company’s obligations under the notes. Each such guarantee of the notes (a “Subsidiary Guarantee”) will be a general unsecured obligation of the Guarantor thereunder and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)

the Person acquiring the property in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger (if such surviving Person is not the Guarantor), assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released and such Person shall no longer be deemed a Guarantor for purposes of the Indenture:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Net Proceeds of that sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to a Person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Net Proceeds of that sale are applied (or the Company certifies in an Officer’s Certificate delivered to the Trustee that such Net Proceeds will be applied) in accordance with the “Asset Sale” provisions of the Indenture;

(3)	if the Company properly designates the Guarantor as an Unrestricted Subsidiary; or

(4)	if all Indebtedness and Guaranteed Indebtedness of such Guarantor has been paid in full or otherwise discharged.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to November 15, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture (which includes the Additional Notes, if any) at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, that:

(1)	at least 65% of the aggregate principal amount of notes issued under the Indenture (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption must occur within 45 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company’s option prior to November 15, 2008. On or after November 15, 2008, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2008	104.625%
2009	103.083%
2010	101.542%
2011 and thereafter	100.000%

Repurchase at the Option of Holders

Change of Control. If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase. Within 90 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all of the outstanding notes in accordance with the Optional Redemption provisions of the Indenture, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes that the Company might be required to purchase. In the event that the Company was required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors and, if such fair market value exceeds $50.0 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or assets or Voting Stock of a type referred to in clauses (2), (3) or (4) immediately below. For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 90 days of the related Asset Sale.

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may, at its option:

(1)	apply such Net Proceeds to permanently repay, purchase or retire unsubordinated Indebtedness of the Company or any Restricted Subsidiary;

(2)	apply such Net Proceeds to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another business reasonably related to the business of the Company;

(3)	apply such Net Proceeds to make a capital expenditure used or useful in the Company’s business;

(4)	apply such Net Proceeds to acquire other long-term assets that are used or useful in the Company’s business; or

(5)	enter into a binding agreement with respect to the application of such Net Proceeds described in clauses (2), (3) or (4) above and apply such Net Proceeds pursuant thereto within 360 days of receipt by the Company of such Net Proceeds.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, then within 45 business days after the later of the application of Net Proceeds in accordance with the preceding paragraph and the date that is 270 days following the receipt of the Net Proceeds, to the extent of the balance of the Net Proceeds after application in accordance with the preceding paragraph, the Company will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1)	if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Except as described under “—Escrow of Proceeds; Special Mandatory Redemption,” notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

Fall-Away Event

The obligations of the Company and its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “Repurchase at the Option of the Holders—Change of Control,” ”—Certain Covenants—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Liens,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “— Transactions with Affiliates,” “—Issuances of Guarantees by Domestic Restricted Subsidiaries,” “—Limitation on Issuance and Sale of Equity Interests in Restricted Subsidiaries,” and the requirement set forth under clause (4) of the first paragraph under “—Merger, Consolidation, or Sale of Assets,” will terminate if and when the notes shall achieve Investment Grade Status (a “Fall-Away Event”). As a result, upon the occurrence of a Fall-Away Event, the notes will be entitled to limited covenant protection.

Certain Covenants

Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal to a Wholly Owned Restricted Subsidiary of the Company or at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in this clause (4) and clauses (1) through (3) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable eight-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption ”—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (2), (3) and (7) of the next succeeding paragraph) is less than the sum, without duplication, of

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter beginning immediately prior to the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation, not to exceed in the case of any Subsidiary the amount of Restricted Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary (subsequent to the date of the Indenture) which were treated as Restricted Payments (other than any such Restricted Payment that was made pursuant to the provisions of paragraphs (1) through (6) below).

The preceding provisions will not prohibit the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture. In addition, so long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(2)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)	Investments made out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided, that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (3)(b) of the preceding paragraph;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis so long as the Company or one of its Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

(5)	the payment by the Company of cash dividends on its common stock in an aggregate amount up to $10.0 million per year;

(6)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the management or the Board of Directors of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement or similar agreement approved by the Board of Directors of the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1 million in any twelve-month period; and

(7)	other Restricted Payments in an aggregate amount not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors and set forth in a resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal, investment banking firm or consultant of nationally recognized standing if the fair market value exceeds $50.0 million. Not later than the date of making any Restricted Payment with a fair market value in excess of $50.0 million, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a description and amounts of all Restricted Payments made by the Company pursuant to this “Restricted Payments” covenant since the date of the most recently delivered Officers’ Certificate pursuant to this paragraph (or, if none, the date of the Indenture), together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Domestic Restricted Subsidiaries and any other Guarantors may incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended eight full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock or Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such eight-quarter period.

The first paragraph of this covenant will not prohibit the incurrence or issuance of any of the following items of Indebtedness or Preferred Stock (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Guarantor of Indebtedness (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount at any one time outstanding as of the date of any such incurrence under this clause (1) not to exceed an amount equal to the greater of (x) $585.0 million, less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in or related to the Turkey Operations) applied by the Company or any of its Subsidiaries to repay Indebtedness incurred under this clause (1) pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and (y) 75% of the fair market value of property, plant, equipment and intangibles (excluding goodwill) of the Company and its consolidated Restricted Subsidiaries;

(2)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to a revolving credit facility under the Existing U.S. Credit Facilities (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (2) not to exceed the Domestic Borrowing Base;

(3)	the incurrence of Indebtedness by the Foreign Restricted Subsidiaries pursuant to the Existing Foreign Credit Facility (and any replacements, renewals, refinancings, extensions or amendments thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (3) not to exceed the greater of (x) $50.0 million and (y) the Foreign Borrowing Base;

(4)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes to be issued on the date of the Indenture (including, in each case, any Subsidiary Guarantees);

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of purchase money obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 75% of the purchase price or fair market value of the asset purchased, acquired or constructed;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 5% of the Company’s Consolidated Tangible Net Worth;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations pursuant to which the Company or the Restricted Subsidiary has hedged against its actual exposure to fluctuations in interest rates, currency values or commodity prices;

(8)

the incurrence by the Company or any Restricted Subsidiary of up to $25.0 million aggregate principal amount of Indebtedness to the Camp County Industrial Development Corporation pursuant to that certain Loan Agreement (the “Camp County Loan Agreement”), dated as of June 15, 1999, between the Company and the Camp County Industrial Development Corporation, including the incurrence by the Company or any Guarantor of Indebtedness to Harris Trust and Savings Bank pursuant to the Reimbursement Agreement dated June 15, 1999 between the Company and Harris Trust and Savings Bank, or under any irrevocable letter of credit, surety bond, insurance policy or other similar instrument issued by any Person to support the Company’s or any Restricted Subsidiary’s Obligations pursuant to the Camp County Loan Agreement or in connection with the related bonds issued by the Camp County Industrial Development Corporation (and reimbursement and similar agreements in respect thereof) and any Permitted Refinancing Indebtedness relating thereto; provided, that such $25.0 million and any corresponding credit enhancement or reimbursement obligation with respect thereto shall be reduced by any prepayments or scheduled payments under the Camp County Loan Agreement;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding under this clause (9) not to exceed $150.0 million;

(10)	the incurrence by the Company or any Restricted Subsidiary of up to $82.5 million aggregate principal amount of Indebtedness to the issuer of industrial development bonds and similar Indebtedness resulting from the ConAgra chicken division acquisition, including the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the issuer of any irrevocable letter of credit, surety bond, insurance policy or other similar instrument issued by any Person to support the Company’s or any Restricted Subsidiary’s Obligations pursuant to or in connection with such related industrial revenue bonds (and reimbursement and similar agreements in respect thereof); provided, that such $82.5 million and any corresponding credit enhancement or reimbursement obligation with respect thereto shall be reduced by any prepayments or scheduled payments in respect of such industrial revenue bonds or Indebtedness;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) under the Senior Notes and the Senior Notes Indenture or that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (5), (6), (8), (10) or (14) of this paragraph;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and Intercompany Bonds between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	except in the case of Intercompany Bonds, if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (12);

(13)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and, in the case of a Domestic Restricted Subsidiary, the provisions of the covenant set forth under the caption “—Issuances of Guarantees by Domestic Restricted Subsidiaries;”

(14)	Indebtedness of the Company to the extent the net proceeds thereof are promptly (a) used to purchase notes tendered in a Change of Control Offer made as a result of a Change of Control in accordance with the Indenture or (b) deposited to defease the notes as described under “—Legal Defeasance and Covenant Defeasance;” and

(15)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued; and

(16)	the issuance of Preferred Stock to the Company or a Wholly Owned Restricted Subsidiary.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, (a) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, that (x) Indebtedness outstanding under the Existing U.S. Credit Facilities on the date of the Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clauses (1) and (2), as applicable, of the definition of Permitted Debt above and (y) Indebtedness outstanding under the Existing Foreign Credit Facility on the date of the Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (3) of the definition of Permitted Debt above, and (b) with respect to Indebtedness denominated in a currency other than United States dollars, the Company or any of its Restricted Subsidiaries shall not have been deemed to incur Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens or Liens securing Senior Indebtedness) upon any of its assets (including Capital Stock of a Restricted Subsidiary), whether owned at the date the notes are first issued or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(1)	if such Lien secures Senior Subordinated Indebtedness, the notes or the Subsidiary Guarantees are secured on an equal and ratable basis with such Indebtedness for so long as such Senior Subordinated Indebtedness is secured by such Lien; and

(2)	if such Lien secures Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness will be subordinated and junior to a Lien securing the notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or the Subsidiary Guarantees.

Limitations on Layered Debt. The Company shall not, and shall not permit any Restricted Subsidiary, to incur, directly or indirectly, any Indebtedness that is subordinate or junior in right of payment of any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to, or ranks pari passu with, the notes or Subsidiary Guarantees, as the case may be. In addition, no Guarantor shall Guarantee, directly or indirectly, any Indebtedness of the Company that is subordinate or junior in right of payment to any Senior Indebtedness unless such Guarantee is expressly subordinated in right of payment to, or ranks pari passu with, the Subsidiary Guarantee of such Guarantor.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	Existing Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Credit Facilities, as in effect on the date of the Indenture;

(2)	the Indenture, the Subsidiary Guarantees and the notes that are issued under the Indenture;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	customary restrictions imposed on any Securitization Subsidiary in connection with a Permitted Securitization Program, including, without limitation, those imposed on Pilgrim’s Pride Funding Corporation on the date of the Indenture; and

(13)	the Senior Notes Indenture, the Senior Guarantees and the Senior Notes.

Merger, Consolidation, or Sale of Assets. The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable eight-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries or a merger of Escrow Corp. with Pilgrim’s Pride.

Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is approved by a majority of the disinterested members of the Board of Directors; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, such determination shall be set forth in a resolution adopted by the Board of Directors stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Board of Directors has received an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm or consultant of nationally recognized standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any transaction entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(2)	any transaction entered into by the Company and any of its Restricted Subsidiaries or between any of the Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and reasonable indemnification arrangements;

(5)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(6)	any transaction entered into with ConAgra Foods or its Subsidiaries by the Company and any of its Restricted Subsidiaries; and

(7)	any merger between Escrow Corp. and Pilgrim’s Pride which is permitted by the “Merger, Consolidation or Sales of Assets” covenant.

Issuances of Guarantees by Domestic Restricted Subsidiaries. The Company will not permit any Domestic Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless (i) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Domestic Restricted Subsidiary and (ii) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Domestic Restricted Subsidiary under its Subsidiary Guarantee until the notes have been paid in full. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee, or (B) subordinated to the notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, any such Subsidiary Guarantee by a Domestic Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged if such Guarantor sells or otherwise disposes of all or substantially all of its assets to, or consolidates with or merges with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, in compliance with the terms described above in the fourth paragraph under the caption “—Subsidiary Guarantees.”

Limitation on the Issuance and Sale of Equity Interests in Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary except:

(1)	to the Company or a Wholly Owned Restricted Subsidiary;

(2)	issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)	if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)	sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock) of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with “Repurchase at the Option of Holders—Asset Sales” above.

Limitation on Other Activities. Notwithstanding anything in the Indenture to the contrary, prior to the consummation of the ConAgra chicken division acquisition and the merger of Escrow Corp. with and into Pilgrim’s Pride, Escrow Corp. will not engage in any business operations or other activities, including incurring Indebtedness, making Restricted Payments, consummating Asset Sales and entering into Affiliate Transactions, other than those contemplated in connection with the notes, the merger and the Escrow Agreement.

Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and either will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or will at the time of such designation qualify as a Permitted Investment, as the Company shall determine. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and such redesignation will increase the amount available for Restricted Payments under the first paragraph of the covenant described under the caption “—Restricted Payments” as provided therein or Permitted Investments, as applicable.

Payments for Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports. To the extent not required to be filed with the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	the Company defaults in the payment when due of interest on the notes and such default continues for a period of 30 days;

(2)	the Company defaults in the payment when due of principal of, or premium, if any, on the notes;

(3)	failure by the Company or any of the Guarantors to comply with the provisions described under the caption “— Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)

failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments” and “—Certain Covenants—Issuance of Indebtedness and Issuance of Preferred Stock” for 30 days after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes specifying such failure and stating that such notice is a “Notice of Default” under the Indenture;

(5)	failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes specifying such failure and stating that such notice is a “Notice of Default” under the Indenture;

(6)	the Company or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7)	a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments are not paid, discharged or stayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $20.0 million;

(8)	except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, or interest and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a firm of independent public accountants, of recognized national standing to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding notes on the stated maturity or on the next available redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or (3) all outstanding notes will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of the then outstanding notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	cause the notes to become subordinated in right of payment to any other Indebtedness;

(9)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes by a successor to the Company in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to add a Guarantor; or

(7)	to evidence and provide the acceptance of a Successor Trustee.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee reasonable security and indemnity against the costs, expenses and liabilities that might be incurred by the Trustee in compliance with such request or direction.

Subordination

The Company may not pay (except from the trust as provided in the Legal Defeasance and Covenant Defeasance provisions) principal of, or premium, if any, or interest on, the notes, or make any deposit pursuant to the Legal Defeasance and Covenant Defeasance provisions, and may not repurchase, redeem or otherwise retire any notes until all principal and other Obligations with respect to Senior Indebtedness is paid in full (collectively, “Pay The Notes”) if (a) any principal, premium, interest or any other amount payable in respect of any Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or (2) such Senior Indebtedness has been paid in full in cash; provided, however, that the Company may pay the notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of such Senior Indebtedness or, if there is no Representative, from the holders of such Senior Indebtedness.

During the continuance of any default (other than a default described in clause (a) or a default and acceleration described in clause (b) of the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, from the holders of such Designated Senior Indebtedness, specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, from the holders of such Designated Senior Indebtedness that gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Indebtedness has been repaid in full in cash or otherwise satisfied in accordance with the terms thereof). Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Indebtedness may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Indebtedness during such period. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be the basis for a subsequent Payment Blockage Notice. Following the expiration of any period during which the Company is prohibited from making payments on the notes pursuant to a Payment Blockage Notice, the Company shall (unless otherwise prohibited as described in the first two sentences of this paragraph) resume making any and all required payments in respect of the notes, including, without limitation, any missed payments, unless the maturity of any Designated Senior Indebtedness has been accelerated, and such acceleration remains in full force and effect.

The Company shall give prompt written notice to the Trustee of any default in the payment of any Senior Indebtedness or any acceleration under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. Failure to give such notice shall not affect the subordination of the notes to the Senior Indebtedness or the application of the other provisions provided in the above paragraphs.

If payment of the notes is accelerated when Designated Senior Indebtedness is outstanding, the Company may not pay the notes until three business days after the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, the holders of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the Indenture otherwise permits payment at that time.

The Obligations of each Guarantor are subordinated in right of payment to the payment when due of all Senior Indebtedness of such Guarantor. This subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness to the extent and in the manner provided for in the notes and the Indenture.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means the additional interest assessed following the occurrence of a registration default as provided in the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the total voting power of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i)	any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(ii)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(iii)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iv)	the sale or lease of equipment, inventory, accounts receivable (or interests therein) or other assets in the ordinary course of business or pursuant to a Permitted Securitization Program;

(v)	the sale or other disposition of cash or Cash Equivalents; and

(vi)	the sale, lease or other disposition of any assets or rights to the extent constituting a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in any event excluding interests in pools of accounts receivable or inventory sold by a Securitization Subsidiary pursuant to a Permitted Securitization Program.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Pilgrim’s Pride and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Wholly Owned Restricted Subsidiary;

(2)	any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Pilgrim Family, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of Pilgrim’s Pride on a fully-diluted basis;

(3)	the adoption of a plan relating to the liquidation or dissolution of Pilgrim’s Pride;

(4)	the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which Pilgrim’s Pride is a party the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of Pilgrim’s Pride immediately prior to such transaction hold less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares; or

(5)	the first day on which a majority of the members of the Board of Directors of Pilgrim’s Pride are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)

depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company or a Restricted Subsidiary by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided that the aggregate amount of such Net Income that could be paid to the Company or a Restricted Subsidiary by loans or advances or repayments of loans or advances, intercompany transfer or otherwise will be included in Consolidated Net Income;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4)	the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Tangible Net Worth” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount computed equal to (a) the consolidated stockholders’ equity of the Person and its Restricted Subsidiaries, minus, (b) all Intangible Assets of the Person and its Restricted Subsidiaries, in each case as of such time. For the purposes hereof, “Intangible Assets” means intellectual property, goodwill and other intangible assets, in each case determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Pilgrim’s Pride who:

(1)	was a member of such board of directors on the date of the Indenture; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Debt Rating” means the rating assigned to the notes by Moody’s or S&P, as the case may be.

“Default” means any event, act or condition that is, or after notice or with the passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means:

(1)	any Senior Indebtedness of the Company or a Guarantor that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Indebtedness and in an Officers’ Certificate delivered to the Trustee as “Designated Senior Indebtedness” of the Company for purposes of the Indenture; and

(2)	any Senior Indebtedness of the Company or a Guarantor outstanding under the Existing Credit Facilities, the Senior Notes Indenture or otherwise under clause (1) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Existing Credit Facilities or one or more other credit or other agreements or indentures).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company and its Domestic Restricted Subsidiaries (as such accounts receivable would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company and its Domestic Restricted Subsidiaries (as such inventory would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Domestic Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Domestic Borrowing Base for purposes of the calculation thereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Credit Facilities” means, collectively, the Existing U.S. Credit Facilities and the Existing Foreign Credit Facility.

“Existing Foreign Credit Facility” means the facility evidenced by the Revolving Credit Agreement, by and among Grupo Pilgrim’s Pride Funding, S. de R.L. de C.V., Comerica Bank Mexico, S.A. and Comerica Bank, dated

September 7, 2001, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture.

“Existing U.S. Credit Facilities” means:

(1)	the facility evidenced by the Third Amended and Restated Note Purchase Agreement by and between Pilgrim’s Pride and John Hancock Life Insurance Company, dated August 30, 2002, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture;

(2)	the facility evidenced by the Amended and Restated Credit Agreement by and among Pilgrim’s Pride, CoBank, ACB, individually and as Agent, Farm Credit Services of America, FLCA, and other banks thereunder, dated November 16, 2000, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture; and

(3)	the facility evidenced by the Second Amended and Restated Secured Credit Agreement, by and among Pilgrim’s Pride and Harris Trust and Savings Bank, individually and as Agent, and other banks thereunder, dated November 5, 1999, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3)	the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable eight-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the eight-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the eight-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company’s Foreign Restricted Subsidiaries (as such accounts receivable would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company’s Foreign Restricted Subsidiaries (as such inventory would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Foreign Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Foreign Borrowing Base for purposes of the calculation thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary and with respect to which more than 80% of its assets (determined on a consolidated basis in accordance with GAAP) are located in territories and jurisdictions outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Domestic Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2)	any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values; and

(3)	any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)	borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (1), (2) and (4) of this definition) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon);

(3)	banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Intercompany Bonds” means an Investment by the Company or a Restricted Subsidiary in, and Indebtedness of the Company or another Restricted Subsidiary incurred in connection with, bonds, notes, debentures or similar instruments issued by any federal, state or local government of the United States or any state, territory, municipality, regulatory or administrative authority or instrumentality or agency thereof in which such bonds, notes, debentures or instruments are fully secured as to payment of both principal and interest by a requisition, loan, lease or similar payment agreement with the Company or a Restricted Subsidiary.

“Investment Grade Status” exists as of a date if at such date (i) the Debt Rating of Moody’s is at least Baa3 (or the equivalent) or higher and (ii) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest in having substantially the same economic effect as any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), in net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Indebtedness” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment of receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided, that nothing in this clause (2) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms as management deems reasonable in the circumstances);

(3)	any Investment in Cash Equivalents;

(4)	any Investment of Capital Stock, Obligations or other securities of any Person received by the Company or any of its Restricted Subsidiaries in settlement of Obligations created in the ordinary course of business and owing to the Company or such Restricted Subsidiary;

(5)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(6)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(7)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(8)	Hedging Obligations, provided, that such Hedging Obligations constitute Permitted Debt permitted by clause (7) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	Investments in a Person arising from the sale or transfer of assets primarily used in or related to, or Equity Interests of a Subsidiary of the Company whose assets primarily consist of those used in or related to, the Turkey Operations in connection with a joint venture including such Turkey Operations with a third party;

(10)	Investments in Intercompany Bonds;

(11)	Investments made in bonds, debentures and notes issued by any corporation organized under the laws of any State of the United States having Investment Grade Status from the aggregate proceeds of insurance premiums paid by the Company or a Restricted Subsidiary under a captive insurance arrangement and any earnings on such Investments; and

(12)	other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed $70 million.

“Permitted Liens” means:

(1)	Liens on the assets of the Company and its Restricted Subsidiaries securing Indebtedness and other Obligations (in addition to those referred to in clauses (2) through (13) of this definition) to the extent that such Indebtedness (a) was outstanding on the date of the Indenture or was permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” at the time of such incurrence and (b) at the time of such incurrence did not exceed an aggregate principal amount outstanding at any one time of the greater of (x) $585.0 million less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in the Turkey Operations), applied by the Company or any of its Subsidiaries to repay Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” and (y) 75% of the fair market value of property, plant, equipment and intangibles (excluding goodwill) of the Company and its consolidated Restricted Subsidiaries;

(2)	Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations to the extent that such Indebtedness is permitted to be incurred by clauses (2), (3) and (14)(b) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(3)	Liens on the assets of the Company and any Restricted Subsidiary securing Permitted Refinancing Indebtedness to the extent that (a) such Permitted Refinancing Indebtedness is permitted to be incurred by clause (11) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” and (b) such Permitted Refinancing Indebtedness was incurred to refinance Indebtedness outstanding under clauses (1), (2), (3) or (14)(b) of such paragraph;

(4)	Liens in favor of the Company or its Restricted Subsidiaries;

(5)	Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or the Restricted Subsidiary;

(6)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(7)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)	Liens to secure Indebtedness permitted by clauses (5), (6), (8) and (10) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (or Permitted Refinancing Indebtedness relating thereto, provided that the principal amount of the Indebtedness secured does not increase and the Liens do not extend to other property or assets) covering only the assets acquired with such Indebtedness;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens on accounts receivable or inventory of a Securitization Subsidiary or rights with respect thereto in connection with a Permitted Securitization Program;

(11)	Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(12)	Liens on the property of Foreign Restricted Subsidiaries and on intercompany Indebtedness to the Company to secure Indebtedness permitted by clause (13) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(13)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $20.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith); provided, however, that with respect to Indebtedness denominated in currency other than United States dollars, if the principal amount of such Indebtedness is extended, refinanced, renewed, replaced, defeased or refunded with Indebtedness denominated in the same foreign currency and not exceeding the principal amount (or accreted value, if applicable) thereof in such denomination of foreign currency, then it shall not be deemed to have exceeded the principal amount (or accreted value, if applicable) of the refinanced Indebtedness solely as a result of fluctuations in the exchange rate of such foreign currency;

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Company or a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securitization Program” means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases accounts receivable or inventory from the Company or any Restricted Subsidiary and finances or sells such accounts receivable or inventory or fractional interests therein; provided, that (i) the Board of Directors shall have determined in good faith that such Permitted Securitization Program is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of accounts receivable or inventory by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary shall be Guaranteed Indebtedness or is recourse to the Company or any Restricted Subsidiary (other than to such Securitization Subsidiary and other than recourse for customary representations, warranties, covenants and indemnities) and (v) neither the Company nor any Subsidiary (other than the Securitization Subsidiary) has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition.

“Pilgrim Family” means Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

“Public Equity Offering” means a public offering and sale of Capital Stock (other than Disqualified Stock) for cash made on a primary basis by the Company after the date of the Indenture.

“Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, or any successor to the rating agency business thereof.

“Securitization Subsidiary” means a Restricted Subsidiary or an Unrestricted Subsidiary of the Company that is established for the limited purpose of acquiring and financing or selling (including, without limitation, interests therein) accounts receivable or inventory and engaging in activities ancillary thereto.

“Senior Indebtedness” of the Company means all of its Obligations with respect to Indebtedness, whether outstanding on the date the notes are first issued or thereafter incurred, and shall include (i) all obligations for interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding, (ii) all fees, expenses and indemnities and all other amounts payable with respect to Indebtedness and (iii) all Obligations in respect of the Existing Credit Facilities; provided, however, that Senior Indebtedness shall not include: (a) any obligation of the Company to any Subsidiary of the Company; (b) any obligation in respect of the notes or other Indebtedness of the Company that is by its terms is expressly subordinate, junior or pari passu in right of payment to the notes; or (c) any obligations with respect to any Capital Stock. To the extent that any payment of Senior Indebtedness (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any Bankruptcy Law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “Senior Indebtedness” of any Guarantor has a correlative meaning and shall not include any obligation of such Guarantor to the Company or any other Subsidiary of the Company.

“Senior Guarantee” means a Subsidiary’s guarantee of the Senior Notes.

“Senior Notes” means the 9 5/8% Senior Notes due 2011 of Pilgrim’s Pride issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of August 9, 2001, by and between Pilgrim’s Pride and JPMorgan Chase Bank, as trustee, governing the Senior Notes.

“Senior Subordinated Indebtedness” of the Company means the notes and any other subordinated Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of any Guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Guarantor if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Turkey Operations” means the Company’s and/or its Restricted Subsidiaries’ turkey operations as substantially constituted on the date of the Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Indebtedness;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the eight-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Government Obligations” means direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to other Persons to comply with local law that collectively do not constitute more than 5% of all of the Capital Stock ordinarily having the power to vote for the election of directors of such Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

REGISTRATION RIGHTS

In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchaser. Pursuant to this registration rights agreement we are obligated to file a registration statement, which we refer to in this prospectus as the “exchange offer registration statement” with the SEC with respect to a registered offer, which we refer to in this prospectus as the “exchange offer,” to exchange the old notes for new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions) and, as soon as practicable after the effectiveness of the exchange offer registration statement, offer to exchange the old notes for new notes. This prospectus forms a part of that exchange offer registration statement.

For each old note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents to us in the exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we are required to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes.

A holder of old notes (other than certain specified holders) who wishes to exchange such notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Company, as defined in Rule 144 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1)	because of a change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect an exchange offer;

(2)	the initial purchaser notifies us following consummation of the exchange offer that notes held by it are not eligible to be exchanged for new notes in the exchange offer;

(3)	the exchange offer is not consummated within 210 days after the consummation of the merger; or

(4)	certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the new notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(1)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the notes or the new notes, as the case may be;

(2)	use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

(3)	keep the Shelf Registration Statement effective until the earliest of (A) two years from the date of its effectiveness, (B) the date on which the notes or new notes registered thereunder are disposed of in accordance therewith, and (C) the date on which the notes or new notes are no longer restricted securities (within the meaning of the Securities Act).

We will among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the new notes, as the case may be.

We will pay additional cash interest on the notes and new notes, if any, subject to certain exceptions,

(1)	if by 60 days after the consummation of the merger, neither the exchange offer registration statement nor a Shelf Registration Statement has been filed,

(2)	if by 240 days after the consummation of the merger, neither the exchange offer is consummated nor, if required in lieu thereof, the Shelf Registration Statement is declared effective, or

(3)	after the exchange offer registration statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (4) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.50% per annum until all Registration Defaults have been cured. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the new notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all notes theretofore validly tendered and not withdrawn in accordance with the terms of the exchange offer.

This description of the registration rights agreement is a summary only. For more information, you may read the provisions of the agreement, which we have filed with the SEC. See “Where You Can Find More Information.”

BOOK ENTRY DELIVERY AND SETTLEMENT

The new notes initially will be represented by one or more global notes in registered, book-entry form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the new notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have the new notes registered in their names, will not receive physical delivery of the new notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.

Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new notes, and both the Trustee and us may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised us that it will take any action permitted to be taken by a Holder of the new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for new notes in certificated form, and to distribute such notes to its Participants. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	we deliver to the Trustee notice from DTC that it is unwilling or unable to continue as depositary for the Global Notes or that DTC is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days of such notice from DTC;

(2)	we in our sole discretion notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default entitling the Holders to accelerate with respect to the new notes and the Registrar has received a written request from DTC to issue Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

FEDERAL INCOME TAX CONSEQUENCES

We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. We have not obtained an opinion of counsel and have not sought and will not seek a ruling from the IRS. Moreover, future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conditions described in this section. Any such changes or interpretations may be retroactive and could affect the tax consequences to you. If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or person who is not a citizen or resident of the United States, you may be subject to special rules we have not discussed. We recommend that you consult your own tax advisor as to the particular tax consequences of exchanging your old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

We believe that the exchange of old notes for new notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes you receive should be treated as a continuation of the old notes in your hands. As a result, there should be no federal income tax consequences to your exchanging old notes for new notes in the exchange offer.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for old notes if:

•	you acquire new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

We believe that you may not transfer new notes issued in the exchange offer in exchange for old notes if you are:

•	our “affiliate” within the meaning of Rule 144 under the Securities Act;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in the fifth paragraph under “The Exchange Offer—Exchange Terms” of this prospectus and in the letter of transmittal.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by it as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-

dealer for use in connection with any such resale. In addition, until October 9, 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

TRANSFER RESTRICTIONS ON THE OLD NOTES

The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

•	to qualified institutional buyers under Rule 144A under the Securities Act; and

•	to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

LEGAL MATTERS

The validity of the new notes, as well as certain other legal matters, will be passed upon for us by Baker & McKenzie, Dallas, Texas.

EXPERTS

The consolidated financial statements of Pilgrim’s Pride Corporation appearing in Pilgrim’s Pride Corporation’s Annual Report (Form 10-K) for the year ended September 27, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the ConAgra Foods Chicken Business (a division of ConAgra Foods, Inc.) as of May 25, 2003 and May 26, 2002 for each of the three fiscal years in the period ended May 25, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference from the Current Report on Form 8-K of Pilgrim’s Pride Corporation dated January 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to change in methods of accounting for goodwill and other intangibles in 2003 and for derivative instruments and other hedging activities in 2002), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

Pilgrim’s Pride Corporation

Offer to Exchange

registered 9¼% Senior Subordinated Notes due 2013

for all outstanding

9¼% Senior Subordinated Notes due 2013, which have not

been registered under the Securities Act of 1933

Prospectus

March 10, 2004

Until October 9, 2004, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.